Exhibit 23.4
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 26, 2007, on the financial statements of Parkdale America, LLC for the years ended December 30, 2006, and December 31, 2005, which are included in the Annual Report of Unifi, Inc. on Form 10-K/A for the year ended June 25, 2006. We hereby consent to the incorporation by reference of the said report in the Registration Statements of Unifi, Inc. on Forms S-8 (File No. 33-23201, effective July 20, 1988; File No. 33-53799, effective June 13, 1994; File No. 333-35001, effective September 5, 1997; and File No. 333-43158, effective August 7, 2000).
/s/ Grant Thornton LLP
Charlotte, North Carolina
March 26, 2007